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                                                                      EXHIBIT 12

                CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED DIVIDEND REQUIREMENTS
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                                                                      Twelve Months Ended
                                     ----------------  ---------------  ------------  ------------  ------------ -------------
                                        31-Dec-99        30-Sep-99       30-Sep-98     30-Sep-97     30-Sep-96    31-Dec-95
                                     ----------------  ---------------  ------------  ------------  ------------ -------------

                                                                        (dollars in thousands)
Fixed charges, as defined:
   Interest expense                         $ 10,522         $ 10,486        10,132         9,436        10,101       $ 9,938
   Amortization of debt
        issuance expense                         603              603           605           612           612           606
                                     ----------------  ---------------  ------------  ------------  ------------ -------------

       Total fixed charges                  $ 11,125         $ 11,089        10,737        10,048        10,713      $ 10,544
                                     ----------------  ---------------  ------------  ------------  ------------ -------------


Earnings, as defined:
   Net earnings                             $ 14,940         $ 14,053         9,544        10,627         8,211       $ 7,732
   Add (deduct):
     Income taxes                              8,405            8,075         5,694         6,263         4,272         4,508
     Fixed charges                            11,125           11,089        10,737        10,048        10,713        10,544
                                     ----------------  ---------------  ------------  ------------  ------------ -------------

       Total earnings                       $ 34,470         $ 33,217        25,975        26,938        23,196      $ 22,784
                                     ----------------  ---------------  ------------  ------------  ------------ -------------
Ratio of earnings to
     fixed charges                              3.10             3.00          2.42          2.68          2.17          2.16
                                     ----------------  ---------------  ------------  ------------  ------------ -------------


Fixed charges and preferred
 dividend requirements:
       Fixed charges                        $ 11,125         $ 11,089        10,737        10,048        10,713      $ 10,544
       Preferred dividend
           requirements                          569              756           778           811           819           853
                                     ----------------  ---------------  ------------  ------------  ------------ -------------

       Total                                $ 11,694         $ 11,845        11,515        10,859        11,532      $ 11,397
                                     ----------------  ---------------  ------------  ------------  ------------ -------------

Ratio of earnings to fixed charges
    and preferred dividend
    requirements                                2.95             2.80          2.26          2.48          2.01          2.00
                                     ----------------  ---------------  ------------  ------------  ------------ -------------
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